CONFIDENTIAL TREATMENT REQUESTED
                        --------------------------------

                                SUPPLY AGREEMENT
                                 BY AND BETWEEN
                            ABBOTT LABORATORIES INC.
                                       AND
                           SCHEIN PHARMACEUTICAL, INC.

         THIS SUPPLY AGREEMENT ("AGREEMENT"), is made as of February 25, 1999, by and between the Chemical and Agricultural Products Division of Abbott Laboratories Inc., a Delaware corporation having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 (as further defined in
Section 1.2, "CAPD"), and Schein Pharmaceutical, Inc., a Delaware corporation having a principal place of business at 100 Campus Drive, Florham Park, New Jersey 07932 ("Schein").

         WHEREAS, Schein is the holder of a New Drug Application ("NDA") covering a pharmaceutical product manufactured and marketed by Schein under the trade name INFeD(R);

         WHEREAS, Abbott Laboratories, an Illinois corporation having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500, and Schein's subsidiary, Steris Laboratories, Inc., previously entered into a Supply Agreement dated May 1, 1992, as amended December 1, 1993; June 9, 1995; June 24, 1998; August 28, 1998; September 22, 1998; October 26,
1998; November 30, 1998; December 29, 1998; January 29, 1998, February 5, 1999,
February 12, 1999, February 19, 1999 and as of even date herewith (the "Current Supply Agreement") pertaining to the supply of iron dextran bulk solution;

February 25, 1999

         WHEREAS, under separate agreement, the term of the Current Supply Agreement shall terminate on December 31, 1999;

         WHEREAS, CAPD desires to manufacture for Schein its commercial requirements of Drug Substance (as defined below) and Schein desires to purchase from CAPD such commercial quantities of Drug Substance pursuant to this Agreement.

         NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.       Definitions

         As used in this Agreement, the following words and phrases shall have the following meanings:

         1.1 "Affiliate" of a party hereto shall mean any entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, a party shall be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest for an entity other than a corporation).

         1.2 "CAPD" shall mean solely the Chemical and Agricultural Products Division of Abbott Laboratories Inc. and shall not include any of the other operating divisions of Abbott Laboratories Inc.

         1.3 "Confidential Information" shall mean all written information and data provided by the parties to each other hereunder or under the Current Supply Agreement or the Confidential Disclosure Agreement dated October 30, 1997, between Abbott Laboratories and Schein and marked as confidential, or if disclosed orally, is

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

reduced to writing within thirty (30) days of oral disclosure and identified as being confidential, except any portion thereof that:

              (i) is known to the recipient as evidenced by its written records before receipt thereof;

              (ii) is disclosed to the recipient by a third person who has the right to make such disclosure;

              (iii) is or becomes part of the public domain through no fault of the recipient; or

              (iv) is independently developed by employees of the recipient who have not had access to the information disclosed hereunder, under the Current Supply Agreement or under the Confidential Disclosure Agreement dated October 30, 1997 between Schein and Abbott Laboratories.

         1.4 "Contract Requirements" shall mean one hundred percent (100%) of the worldwide commercial requirements for Drug Substance of Schein and its Affiliates.

         1.5 "Contract Year" shall mean a twelve (12) month period commencing each January 1.

         1.6  "DMF" shall mean the Drug Master File owned by CAPD.

         1.7 "Drug Substance" shall mean iron dextran bulk solution, as more fully described in the Drug Substance Specifications (as defined below).

         1.8 "Drug Substance Specifications" shall mean the specifications for Drug Substance, set forth in Exhibit A.

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

         1.9 "Drug Substance Technology" shall mean the manufacturing process for Drug Substance developed by CAPD from October 30, 1989 until November 2, 1990 under that certain Development Contract between CAPD and Steris Laboratories, Inc., dated December 1, 1989 ("Development Contract").

         1.10  "Effective Date" shall mean January 1, 2000.

         1.11 "Exclusive Term" shall have the meaning set forth in Section 4.1 of this Agreement.

         1.12  "FDA" shall mean the Food and Drug Administration.

         1.13  "Non-Exclusive Term" shall have the meaning set forth in Section
4.1 of this Agreement.

         1.14 "Product" shall mean finished pharmaceutical drug product which contains iron dextran as an active ingredient.

         1.15 "Shortfall" shall mean the amount, if any, by which Schein's actual purchases of Drug Substance in a Contract Year are less than the minimum Drug Substance purchase obligation for such Contract Year, as set forth in
Section 5.1, reduced by the number of kilograms, if any, which CAPD does not supply within thirty (30) days of Schein's purchase order placed under Section 5.2.

         1.16 "Term" shall have the meaning set forth in Section 4.1 of this Agreement.

2.       Manufacture and Supply of Drug Substance

         2.1 Pursuant to the terms and conditions of this Agreement, during the Term, Schein shall purchase or have purchased from CAPD, except as provided in
Section 5.3 and Article 14 hereof, and CAPD shall use its reasonable best efforts to

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

manufacture, or have manufactured, sell and deliver to Schein on an exclusive (except as provided below) worldwide basis the Contract Requirements. Provided that less than two (2) years remain in the Exclusive Term (but not before January 16, 2000), (i) CAPD shall have the right to qualify third parties (including other divisions or Affiliates of Abbott Laboratories Inc.) as potential purchasers of Drug Substance and/or Product, and to initiate and carry out development work with such third party, including supplying Drug Substance or Product, but shall not supply either Drug Substance or Product to any third party for commercial sale and distribution until the expiration of the Exclusive Term, and (ii) Schein shall have the right to qualify third parties as potential suppliers of Drug Substance, and to initiate and carry out development work with such third party, including purchasing Drug Substance from such third party, but shall not commercially sell or distribute any Product which is not manufactured from Drug Substance purchased from CAPD until the expiration of the Term, except as provided in Section 5.3. The provisions of this Section 2.1 shall apply to CAPD regardless of the technology employed by CAPD in manufacturing Drug Substance or Product.

         2.2 Drug Substance shall be manufactured to conform with the Drug Substance Specifications. Drug Substance Specifications may be modified from time to time by written agreement signed by an authorized representative of each party without the necessity of amending this Agreement.

         2.3 Except as provided in Section 2.1 of the Agreement, during the Exclusive Term, CAPD shall not manufacture, sell, ship, market or distribute Drug Substance or any Product, or license Drug Substance Technology, to any third party or other division

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

of Abbott Laboratories Inc. and its Affiliates. During the Exclusive Term and notwithstanding the foregoing, the other divisions of Abbott Laboratories Inc., excluding the Chemical and Agricultural Products Division, and any Affiliates of Abbott Laboratories Inc. shall have the right to manufacture (but not commercially sell or distribute) their own bulk iron dextran solution and the right to manufacture, sell, ship, market and distribute Product, so long as during the Exclusive Term such Product is not manufactured with Drug Substance or technology relating to Drug Substance obtained in either case from CAPD or a licensee or sublicensee of CAPD.

3.       Price

         3.1 The price for Drug Substance delivered from the Effective Date through the Term shall be the price set forth on Exhibit B.

         3.2 During the first week of each calendar quarter during the Term following the first date on which the Average Selling Price of INFeD(R) is less than $__*___ per vial, Schein shall promptly notify CAPD in writing of the Average Selling Price then in effect (the "Notification"). As used in this Agreement, the "Average Selling Price" means the weighted average selling price per vial for INFeD(R) sold by Schein (or its Affiliates) to third parties in the United States during the prior calendar quarter. Schein represents that the Average Selling Price calculation will be based on total Net Sales of INFeD(R) to third parties. As used in this Agreement, "Net Sales" means gross sales of INFeD(R) invoiced to third parties in arms-length transactions within the United States, less any chargebacks, incentive/promotional payments, rebates, cash discounts, Medicaid rebates, trade discounts, excise taxes and consumption taxes to the extent incurred or

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* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

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

granted in respect of INFeD(R) sales, customs duty, credits or allowances granted on account of rejection or return of INFeD(R), and credits for inventory and price protection in the event of any price decrease. If at any time during the Term the Average Selling Price of INFeD(R) is less than $__*___ per vial, then within seven (7) days of CAPD's receipt of a Notification, the price to Schein of the Drug Substance shall be reduced in accordance with Exhibit B, retroactive to the first business day of the then-current calendar quarter. CAPD shall have the right at any time of receipt of a Notification to commence an audit in accordance with Section 7.3 herein to confirm the accuracy of the determination of the then-current Average Selling Price, provided no such audit shall commence after March 31st as to any calendar quarter in the prior calendar year or any period prior thereto. Notwithstanding the foregoing, the price of the Drug Substance will not be reduced pursuant to this Section 3.2 more than once per calendar quarter. Fifty percent (50%) of any price reductions made pursuant to this Section 3.2 also shall apply to Drug Substance contained in Schein's or its Affiliate's inventory and which was received by Schein or its Affiliate during the calendar quarter preceding Notification. If at any time during the Term the Average Selling Price of INFeD(R) increases above the price contained in the prior Notification, then the price for Drug Substance shall be adjusted for that calendar quarter to correspond to such increased Average Selling Price as set forth in Exhibit B. Fifty percent (50%) of any price increases made pursuant to this Section 3.2 also shall apply to Drug Substance contained in Schein's or its Affiliate's inventory and which was received by Schein or its Affiliate during the calendar quarter preceding Notification. Notwithstanding anything

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* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

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

herein to the contrary, if at any time CAPD is entitled to and makes Drug Substance available to any party (excluding transfers within Abbott Laboratories Inc. or to its Affiliates, unless the Drug Substance is resold by the recipient other than to an Affiliate) at a price lower than the price available to Schein hereunder for similar or lesser quantities, then the price of Drug Substance hereunder shall be reduced to that lower price for all quantities sold to Schein during the same Contract Year as Drug Substance was sold to the third party.

         3.3 Drug Substance shall be delivered to Schein FOB CAPD's plant in North Chicago, Illinois, by a common carrier selected by Schein. Normal airfreight carrying charges shall be paid by CAPD. Title and risk of loss shall pass to Schein upon delivery of Product to the carrier.

         3.4 CAPD shall invoice Schein upon shipment of Drug Substance. Payment shall be made by Schein net thirty (30) days from the date of invoice.

         3.5 Any federal, state, county, or municipal sales or use tax, excise or similar charge, or other tax assessment (other than that assessed against income), assessed or charged on the sale of Drug Substance sold pursuant to this Agreement shall be paid by Schein. Notwithstanding the preceding sentence, Schein may furnish CAPD any exemption certificate for which Schein is entitled or authorized to issue with respect to the taxes imposed on the sale or use of Drug Substance sold hereunder.

         3.6 Due to the restrictive shipping requirements contained in CAPD's drug master file for Drug Substance, no Drug Substance shall be subject to rework.

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

4.       Term and Termination

         4.1 The term of this Agreement shall consist of the Exclusive Term and the Non-Exclusive Term (collectively, the "Term"). The Exclusive Term shall commence on the Effective Date and shall extend to midnight on December 31, 2001. The Exclusive Term shall automatically be extended for twelve (12) month periods unless either party terminates the Exclusive Term in writing on or before January 15, 2000 for the first Contract Year, and with twenty-four (24) months' advance notice for every Contract Year thereafter. The Non-Exclusive Term shall commence at the expiration of the Exclusive Term and shall end on the December 31 of the second Contract Year of the Non-Exclusive Term.

         4.2 (a) Either party may terminate this Agreement by giving the other sixty (60) days' prior written notice as follows: (i) upon the bankruptcy or insolvency of the other party; or (ii) upon the breach of any material provision of this Agreement or the Current Supply Agreement by the other party if the breach is not cured within forty-five (45) days after written notice thereof to the breaching party.

              (b) Abbott may terminate this Agreement by giving Schein sixty
(60) days' prior written notice if Schein fails to purchase the Minimum Purchase Requirement (as defined in the amendment to the Current Supply Agreement of even date herewith) of Drug Substance under the Current Supply Agreement for any reason, including an event of force majeure, and fails to pay for the Shortfall as set forth in the amendment to the Current Supply Agreement of even date herewith, and such failure is not cured within forty-five (45) days after written notice thereof to Schein.

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

         4.3 Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement.

         4.4 In the event Schein terminates this Agreement as a result of the bankruptcy or insolvency of Abbott Laboratories Inc. or CAPD's breach of this Agreement under Section 4.2 above, without limiting any other remedy available to Schein, CAPD shall continue to supply Drug Substance to Schein pursuant to the terms hereof for the eighteen (18) month period following the effective date of such termination.

5.       Minimum Volume Commitments, Forecasts and Firm Purchase Orders

         5.1 (a) Schein shall purchase the following minimum amounts of Drug Substance during the Exclusive Term: __*___ kg in the first Contract Year and __*___ kg in each of the remaining Contract Year(s) during the Exclusive Term. Such minimum volume commitments shall only be excused due to a failure by CAPD to deliver Drug Substance within thirty (30) days of Schein's purchase orders under Section 5.2 for a reason other than an event of force majeure and shall be extended for an event of force majeure as set forth in Article 14. CAPD and Schein will review purchases, availability, market conditions, production, and inventory levels in the fourth quarter of each Contract Year during the Exclusive Term and may mutually agree to modify the volume commitments for the following Contract Year based on such factors. Any such modification must be in writing and signed by both parties. In the event of a

--------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

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

Shortfall, Schein shall pay to CAPD within sixty (60) days of the applicable Contract Year the payment amount in respect of such Shortfall in accordance with Exhibit C. Abbott and Schein shall endeavor to establish a schedule for shipping Drug Substance which would permit Schein to fully utilize in commercial manufacture of finished dosage product the Drug Substance so shipped and Schein shall not be obligated to accept more than __*___ lots of Drug Substance per week. Schein shall have the right to commence an audit in accordance with
Section 7.3 herein to confirm the accuracy of the calculations underlying Exhibit C, provided no such audit shall commence after the March 31st immediately following the prior calendar year for which the Shortfall has been calculated.

              (b) There shall be no minimum purchase obligations during the Non-Exclusive Term.

         5.2 (a) On the Effective Date and each July 1 during the Term or any extension thereof, Schein shall provide to CAPD an annual forecast for the next succeeding Contract Year estimating its purchases of Drug Substance for such Contract Year. This forecast shall be non-binding and shall be used for planning purposes only. Further, during the Term, Schein shall issue on the Effective Date, and then on or before the first business day of each calendar quarter thereafter, a non-binding twelve (12) month rolling forecast estimating in good faith the amount of its purchases of Drug Substance for the next succeeding four
(4) quarterly periods.

              (b) On or before forty-five (45) days prior to each calendar quarter, Schein shall submit in writing to CAPD a statement quantifying the Contract

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* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

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

Requirements for the next succeeding calendar quarter. Upon receipt of such statement, CAPD shall have ten (10) days to submit in writing to Schein a firm delivery schedule setting forth the quantity of Drug Substance CAPD shall be able to sell to and deliver to Schein. Upon receipt of each firm delivery schedule, Schein shall promptly submit to CAPD a firm purchase order for Drug Substance for the next succeeding calendar quarter reflecting the same terms of CAPD's firm delivery schedule. If CAPD fails to timely submit such delivery schedule, CAPD shall be obligated to sell and deliver to Schein the amount of Drug Substance listed in Schein's earlier submitted written statement. Each purchase order issued by Schein shall be governed by the terms of this Agreement, and none of the terms or conditions of Schein's purchase order shall be applicable, except those specifying quantity ordered, delivery dates, special supply instructions and invoice information.

         5.3 During the Term, Schein may obtain or receive from any other party a reference letter with respect to such party's drug master file required to manufacture, market and sell the Drug Substance in the United States or in any other territory, or initiate or carry out any development work in connection with the Drug Substance with any other party, for purposes of securing an alternate source of the Drug Substance in the event of a force majeure as described in Article 14 hereof or in the event CAPD does not deliver Drug Substance in accordance with Schein's purchase orders under Section 5.2 for a period of forty-five (45) days.

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

6.       Manufacture of Drug Substance

         6.1 Drug Substance shall be manufactured in accordance with current Good Manufacturing Practices promulgated by the FDA and pursuant to the applicable DMF prepared by CAPD and filed with the FDA or foreign regulatory authorities as requested by Schein. CAPD shall promptly advise Schein of any proposed change (whether in manufacturing process, test methods, or specifications) outside the applicable DMF, which change must be approved by Schein prior to its implementation by CAPD, and which approval shall not be unreasonably withheld by Schein. Schein shall have the right to audit CAPD for compliance with current Good Manufacturing Practices at reasonable intervals. Such audits shall be scheduled at mutually agreeable times upon at least fifteen
(15) days advance written notice to CAPD.

         6.2 For each shipment of Drug Substance delivered hereunder, CAPD shall provide to Schein certificates of analysis, batch record documentation as specified in Exhibit D, and final yield quantity information. Further, CAPD shall follow the procedures described in Exhibit D.

         6.3 Each party shall promptly advise the other of any safety or toxicity problem or any FDA regulatory or compliance activity of which either party becomes aware regarding Product, Drug Substance or intermediates used in the manufacture of Drug Substance.

         6.4 Schein shall pay CAPD for its direct costs pre-approved by Schein associated with any FDA filing by CAPD requested by Schein of more than one (1) DMF in support of Schein's regulatory filings with respect to Drug Substance. Schein

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

also shall pay CAPD's direct costs pre-approved by Schein for any work requested by Schein to produce and assemble documentation for Drug Substance registrations outside the United States.

         6.5 CAPD shall provide Schein with technical assistance as may be reasonably requested by Schein from time to time; provided such request relates to Drug Substance delivered by CAPD or Product manufactured by Schein or its Affiliate from such Drug Substance, including, without limitation, assistance relating to test methods, specifications, and impurity/degradation product identification. CAPD shall provide Schein with a written estimate of such technical assistance; provided, however, CAPD shall not perform any work under this Section 6.5 until such time as CAPD and Schein mutually agree to a price for CAPD to perform such technical assistance.

7.       Acceptance of Drug Substance

        7.1 Subject to the terms of Schein's NDA for Product, Schein shall have a period of twenty (20) days from the date of receipt of Drug Substance to inspect and accept or advise CAPD in writing that a shipment of Drug Substance does not conform with Drug Substance Specifications. If Schein does not accept all or any part of a shipment of Drug Substance, then the parties shall have ninety (90) days from the date of CAPD's receipt of Schein's notification to resolve any dispute regarding whether all or any part of such shipment of Drug Substance conforms with the Drug Substance Specifications. If the parties are unable to resolve any such dispute within the ninety (90) day period, Schein shall be deemed to have rejected the Drug Substance in dispute. Schein shall have the right to return any Drug Substance which does not

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conform, whether such non-conformance is discovered before, during or after processing of Product. All or any part of any shipment may be held for CAPD's disposition and at CAPD's expense if found to be not in conformance with the Drug Substance Specifications. Without limiting Sections 9.2, 10.2 or Article 11 hereof, no claims under this Section 7.1 with respect to rejected Drug Substance shall be greater in amount than the purchase price of such Drug Substance. Schein's failure to timely advise CAPD that a shipment of Drug Substance does not conform to the Drug Substance Specifications shall constitute a waiver of any claims it may have against CAPD with respect to such shipment. Disputes between the parties as to whether all or any part of a shipment rejected by Schein conforms with the Drug Substance Specifications shall be resolved by an independent GMP testing laboratory or consultant acceptable to CAPD and Schein. In the event that such independent GMP testing laboratory or consultant cannot be agreed upon, the parties shall resolve the issue of whether all or any part of such shipment conforms with the Drug Substance Specifications through the alternative dispute resolution ("ADR") described in Exhibit E.

         7.2 CAPD's quality control procedures and in-plant quality control checks on the manufacture of Drug Substance for Schein shall be applied in the same manner as those procedures and checks are applied to pharmaceutical grade products manufactured for sale by CAPD.

         7.3 Schein shall provide CAPD's independent auditors (reasonably acceptable to Schein), at CAPD's expense, with access during regular business hours and upon reasonable prior request (and subject to the confidentiality obligations

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

contained in this Agreement) to Schein's records and documents relating to INFeD(R) solely for the purpose of verifying the accuracy of the Average Selling Price calculation described in Section 3.2 above and Schein's obligation to purchase its Contract Requirements described in Section 2.1. CAPD shall provide Schein's independent auditors (reasonably acceptable to CAPD), at Schein's expense, with access during regular business hours and upon reasonable prior request (and subject to the confidentiality obligations contained in the Agreement) to CAPD's records and documents relating to Drug Substance made available to any third party pursuant to Section 3.2 hereof, and to CAPD's records regarding the calculation of the amount of any Shortfall described in
Section 1.15.

8.       Representations, Warranties, Covenants and Guarantees

         8.1 CAPD guarantees and warrants that Drug Substance delivered to Schein pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Federal Food, Drug and Cosmetic Act, as such Act and such laws are constituted and effective at the time of delivery and will not be an article which may not, under the provisions of Sections 404 and 505 of such Act, be introduced into interstate commerce.

         8.2 CAPD and Schein, respectively, represent, warrant and covenant to each other that it has all requisite corporate power and authority to enter into this Agreement

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and to consummate the transactions contemplated hereby.

         8.3 CAPD and Schein, respectively, represent and warrant to each other that it is not currently debarred or suspended by any United States government agency from receiving federal contracts.

         8.4  CAPD further represents and warrants that:

              (i) it has the right and is fully empowered to manufacture and sell the Drug Substance to Schein as contemplated hereby;

              (ii) neither the import of any raw material for the manufacture of Drug Substance as contemplated hereby nor the manufacture of Drug Substance as contemplated hereby will involve any infringement of any existing patents or proprietary rights of third parties for or in the Drug Substance, nor has CAPD received any notice of any claimed infringement (including, without limitation patent infringement) in connection with the Drug Substance; and

              (iii) it has not disclosed or provided Drug Substance or Drug Substance Technology to any third party or to any other division or Affiliate of Abbott Laboratories Inc.

         8.5 CAPD warrants that Drug Substance delivered to Schein pursuant to this Agreement shall conform with the Drug Substance Specifications and shall be in compliance with applicable law and all applicable regulatory requirements of the FDA. CAPD MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO DRUG SUBSTANCE. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY CAPD. IN NO EVENT SHALL CAPD BE LIABLE FOR INDIRECT,

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INCIDENTAL OR CONSEQUENTIAL DAMAGES OF SCHEIN OR ITS AFFILIATES; PROVIDED THAT
THE FOREGOING SHALL IN NO RESPECT LIMIT CAPD'S OBLIGATIONS UNDER SECTIONS 9.2 AND 11.1 HEREOF.

9.       Indemnification

         9.1 Schein shall indemnify and hold CAPD and its Affiliates and their respective employees, directors, officers, servants and agents harmless from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney's fees) based upon the death or any actual bodily injury or physical property damage resulting from the packaging, labeling, handling, storage, promotion, marketing, distribution, disposal, use or sale of Drug Substance or Product by Schein, its Affiliates, or any third party claiming an interest in Drug Substance or Product through Schein or its Affiliates (the "Indemnitors") to the extent any of the foregoing results from the Indemnitors' negligence, willful misconduct or material breach of any of their obligations under this Agreement.

         9.2 CAPD shall indemnify and hold Schein and its Affiliates and their respective employees, directors, officers, servants and agents harmless from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney's fees) based upon the death or any actual bodily injury or physical property damage resulting from CAPD's negligence or willful misconduct in its manufacture or handling of Drug Substance, or its material breach of any of its obligations under this Agreement.

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         9.3  Each of the parties shall promptly notify the other of any such claim or potential claim covered by any of the above Sections in this Article 9 and shall include sufficient information to enable the other party to assess the facts. Each of the parties shall cooperate fully with the other party in the defense of all such claims. No settlement or compromise shall be binding on a party hereto without its prior written consent.

10.      Product Recall

         10.1 In the event of a recall ordered by a government agency or a confirmed Product failure ("Recall"), Schein shall be responsible for the coordination of Recall activities.

         10.2 Where the Recall is caused by CAPD's negligence or willful misconduct or its material breach of any of its obligations or warranties under this Agreement, CAPD agrees to pay all costs and expenses of any Recall, including costs of retrieving Product already delivered to Schein's customers. CAPD further agrees to reimburse Schein for costs and expenses Schein is required to pay for notification, shipping and handling charges. Prior to any such reimbursement, Schein shall provide CAPD with supporting documentation of all reimbursable costs and expenses. If the Recall is caused by reasons other than CAPD's negligence, willful misconduct or material breach of any of its obligations or warranties hereunder, Schein shall pay all of the costs and expenses described above for such Recall.

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

11.      Patent Indemnification

         11.1 CAPD shall indemnify and hold Schein and its Affiliates and their respective employees, directors, officers, servants and agents (the "Indemnitees") harmless from and against any and all liabilities, claims, demands, judgments, actions, suits, losses, damages, costs and expenses (including reasonable attorney's fees) which Schein may incur, suffer or be required to pay by reason of any patent infringement suit or claim of violation of any proprietary right of any third party brought against any of the Indemnitees because of CAPD's manufacture of Drug Substance or relating to the Drug Substance Technology.

         11.2 Schein shall indemnify and hold CAPD and its Affiliates and their respective employees, directors, officers, servants and agents harmless from and against any and all liabilities, claims, demands, judgments, actions, suits, losses, damages, costs and expenses (including reasonable attorney's fees) which CAPD may incur, suffer or be required to pay by reason of any patent infringement suit or claim of violation of any proprietary right of any third party brought against CAPD because of Schein's formulation, testing, use, packaging, labeling, distribution, promotion, marketing, or sale of Drug Substance or Product, except to the extent arising from CAPD's manufacture of Drug Substance or relating to the Drug Substance Technology.

         11.3 Each of the parties shall promptly notify the other of receipt of any notice of infringement or violation of any proprietary right and shall permit the other party to defend such actions in such manner as that party, in its sole discretion, shall choose to defend it. Further, each party shall cooperate fully with the other in the defense of any such suit. No settlement or compromise shall be binding on a party hereto without its prior written consent.

12.      Insurance

         Schein and CAPD each agree to maintain in force, during the Term and for a period of thirty-six (36) months thereafter, the following product liability insurance coverage, in minimum limits as specified:

                  Schein                             $10 million
                  CAPD                               $10 million

CAPD's and Schein's obligations under this Section may be met by a policy of self-insurance in the amount of Ten Million U.S. Dollars (US $10,000,000). Upon execution of this Agreement, each party shall furnish the other with either a certificate of insurance signed by an authorized representative of such party's insurance underwriter or by a certification of self-insurance signed by an appropriate corporate authority, evidencing the insurance coverage required by this Agreement and providing for at least thirty (30) days prior written notice to the other party of any cancellation, termination or reduction of such insurance coverage.

13.      Confidential Information

         It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees to take all reasonable steps to prevent disclosure of Confidential Information. No provision of this Agreement shall be construed so as to preclude disclosure of Confidential Information to any governmental agency as may be reasonably necessary to secure from such governmental agency necessary approvals or licenses or to obtain patents with respect to Drug Substance, Drug Substance Technology or Product; provided such Confidential Information is disclosed solely to enable such party to perform its obligations under this Agreement. Such obligations of the parties relating to Confidential Information shall expire five (5) years after expiration or termination of this Agreement. CAPD agrees that it shall hold in confidence and will not disclose to any third party the pricing information that may be disclosed to it pursuant to Section 3.2. CAPD shall not use any of the pricing information which it is required to hold in confidence except in connection with any adjustment of the Drug Substance price as contemplated by Section 3.2. CAPD further agrees to restrict access to such pricing information to the minimum number of its employees necessary for the purpose of such reevaluation and shall use the same standard of care to preserve and safeguard the confidential pricing information as is used with its own information of a similar kind. CAPD agrees that such confidential pricing information will not be disclosed to any other division, group or affiliated company, including, without limitation, Abbott Laboratories Inc.'s Hospital Products Division.

14.      Force Majeure

         Any delay in the performance of any of the duties or obligations of either party hereto (except the payment of money) caused by an event outside the affected party's reasonable control shall not be considered a breach of this Agreement, and unless provided to contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of the public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material or energy; delays in the delivery of raw materials; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are appropriate in that party's discretion to relieve the effect of such causes as rapidly as possible. Without limiting the foregoing, if an event of force majeure attributable to CAPD prevents CAPD from fulfilling Schein's purchase orders for Drug Substance for forty-five (45) days or more, Schein may purchase Drug Substance from an alternate source or sources only until the later of (i) such time CAPD is able to cure the event of force majeure so that CAPD is able to fill Schein's purchase orders for Drug Substance, and (ii) such time as Schein is able to extricate itself on a commercially reasonable basis from the purchase obligations it has incurred with the alternate source or sources, in any event not to extend beyond the last day of the first full calendar quarter following the date on which CAPD notifies Schein that the event of force majeure is cured and CAPD is able to fill Schein's purchase orders for Drug Substance. If an event of force majeure attributable to Schein prevents Schein from fulfilling its purchase obligations for Drug Substance for forty-five (45) days or more, CAPD may supply a third party or third parties only until the later of (i) such time Schein is able to cure the event of force majeure so that Schein is able to fulfill its purchase obligations for Drug Substance under this Agreement, and
(ii) such time as CAPD is able to extricate itself on a commercially reasonable basis from the supply obligations it has incurred with the third party or third parties, in any event not to extend beyond the last day of the first full calendar quarter following the date on which Schein notifies CAPD that the event of force majeure is cured and Schein is able to fulfill its purchase obligations for Drug Substance under this Agreement. The Term shall be extended by the same amount of time as elapses during the event of force majeure. Schein and CAPD shall have a period of time equal to the Term extension to meet any obligation that would have arose but for the event of force majeure, including volume commitments. If an event of force majeure exceeds nine (9) months, the party not experiencing the event of force majeure shall be entitled to terminate this Agreement upon written notice to the other party.

15.      Technical Exchange

         15.1 (a) CAPD hereby grants to Schein a royalty free, worldwide, non-exclusive license to the Drug Substance Technology solely for the limited purposes set forth in Section 2.1, 5.3, and Article 14 of this Agreement.

               (b) CAPD hereby grants to Schein a royalty free, worldwide, perpetual, exclusive, except for Abbott Laboratories Inc. and its Affiliates, an irrevocable license for the use and practice of the Drug Substance Technology commencing as follows:

                   (i) upon expiration of the Term, the aforesaid Drug Substance Technology license shall commence on the Term expiration date; or

                   (ii) upon the bankruptcy or insolvency of CAPD or a determination of breach by CAPD under ADR or judicial procedures, the aforesaid Drug Substance Technology license shall commence on the 60th day following such event; or

                   (iii) upon the termination of this Agreement for any reason, the aforesaid Drug Substance Technology license shall commence on the effective date of the termination.

The license granted in this Section 15.1(b) shall survive termination or expiration of this Agreement.

         15.2 The licenses granted in Section 15.1 hereof shall be in consideration of sums and other good and valuable consideration heretofore provided by Schein to CAPD, receipt of which is hereby acknowledged by CAPD, and shall be at no additional expense to Schein. The licenses shall include the right to use all proprietary technical information and know-how reasonably necessary for the practice of the Drug Substance Technology, and shall include the right to grant sublicenses for the limited purpose of meeting Schein's need for Drug Substance to enable Schein, or its designee, to manufacture INFeD(R), and CAPD shall provide the same to Schein on the applicable commencement date of the license. In addition, CAPD shall have the right to grant sublicenses during the Non-Exclusive Term for the purposes of meeting CAPD's contractual obligations to a third party for supply of Drug Substance.

         15.3 CAPD hereby grants to Schein the right of first refusal to acquire the rights to technology other than the Drug Substance Technology relating to manufacture of Drug Substance, which CAPD may desire to transfer. A "transfer" for purposes of this Section 15.3 shall mean a transfer from CAPD to an unrelated third party and shall not include a transfer among or by the business divisions of Abbott Laboratories Inc., and its Affiliates. The provisions of this Section 15.3 shall survive termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason for a period of three (3) years.

         15.4 CAPD shall execute and deliver such documents and instruments of conveyance and transfer, and take such other actions and provide such information, as Schein may reasonably request in order to effectuate the licenses contemplated in Section 15.1 hereof.

16.      Notices

         All notices, reports and other communications required by this Agreement shall be transmitted by overnight courier service or by facsimile transmission to the other party at its address set forth below, or such other address as shall be specified by the parties hereto by written notice given in accordance with this section and shall be effective upon receipt thereof, or five (5) days after dispatch.

         If to Schein:              Schein Pharmaceutical, Inc.
                                    100 Campus Drive
                                    Florham Park, NJ 07932
                                    Telecopier No.: (973) 593-5820
                                    Attention: General Counsel

                                    cc:  Chief Executive Officer

         If to CAPD:                Abbott Laboratories Inc.
                                    100 Abbott Park Road
                                    Abbott Park, IL 60064
                                    Telecopier No.: (847) 938-6277
                                    Attention: General Counsel

                                    cc:  President, Chemical and Agricultural
                                         Products Division

17.      Applicable Law

         This Agreement shall be construed, interpreted and governed by the laws of the State of Illinois, except for choice of law rules. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved through ADR procedures.

18.      Assignment

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted assigns and successors in interest; provided, however neither party shall assign this Agreement or any part thereof without the prior written consent of the other party. Notwithstanding the preceding sentence, either party, without such consent, may assign or sell the same in connection with the transfer or sale of substantially its entire business to which this Agreement pertains, in the event of its merger or consolidation with another company or in the event of the transfer or sale to a wholly-owned subsidiary; provided, however, that the assignor shall guarantee the performance of the assignee. Any permitted assignee or transferee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder.

19.      Entire Agreement

         This Agreement, together with the Exhibits and Schedules hereto, contains the entire agreement between the parties hereto and supersedes any agreements between them with respect to the subject matter hereof, other than the Current Supply Agreement and the Confidential Disclosure Agreement dated October 30, 1997 between Abbott Laboratories and Schein, each of which shall remain unmodified by this Agreement.

20.      Severability

         If any term or provision of this Agreement shall for any reason by held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

21.      Waiver Modification of Agreement

           This Agreement (including the Exhibits and Schedules hereto) may be amended, modified, superseded or canceled, and any other of the terms or conditions hereof may be modified, only by a written instrument executed by both parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in anyone or more instances, shall be deemed to be or considered as a further or continuing waiver of any other provision of this Agreement.

22.      Publicity

         Except for such disclosure as is deemed necessary, in the reasonable judgment of a party, to comply with applicable laws, no announcement, news release, public statement or publication relating to the existence or terms of this Agreement, the subject matter hereof, or either party's performance hereunder will be made without the other party's prior written approval, which shall not be unreasonably withheld; provided, however, nothing herein shall preclude CAPD from disclosing to its existing third party supplier of bulk iron dextran the existence of this Agreement.

23.      Independent Contractor

         Schein's and CAPD's relationship under this Agreement shall be that of independent contractors. Nothing in this Agreement shall be deemed or construed by the parties hereto or by any third parties creating the relationship of principal and agent, employer and employee or of partnership or of joint venture between the parties hereto.

24.      Counterparts

          This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the later date written below.

ABBOTT LABORATORIES INC.                   SCHEIN PHARMACEUTICAL, INC.


By: /s/ Chris M. Kolber                    By: /s/ Dariush Ashrafi
    ---------------------------                ---------------------------
      Chris M. Kolber                            Dariush Ashrafi

Title: Vice-President,                     Title: Executive Vice President
       Commercial Operations                      and Chief Financial Officer
       Chemical and Agricultural
       Products Division

Date: Feb. 25, 1999                        Date: Feb. 25, 1999
      ---------------------------                ---------------------------

                                    EXHIBIT A

                          Drug Substance Specifications

                       *                                               *
                       *                                               *
                       *                                               *
                       *                                               *
                       *                                               *
                       *                                               *
                       *                                               *
                       *                                               *
                       *                                               *
                       *                                               *
                       *                                               *
                       *                                               *
                       *                                               *
                       *                                               *
                       *                                               *


The Drug Substance delivered hereunder will satisfy conditions for Iron Dextran bulksolution as set forth in: Schein's NDA; the DMF; the United States Pharmacopeia, as in effect at the time Drug Substance is shipped; and such other appropriate necessary specifications related to Drug Substance to enable the finished dosage form to comply with United States Pharmacopeia requirements. If Schein intends to petition U.S.P. for a change in the Specifications, Schein shall first discuss such change with CAPD. CAPD shall not be obligated to make an otherwise appropriate necessary change or changes to its specifications arising from any Schein petition to U.S.P. on less than twelve (12) months' notification to CAPD.

--------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT B


                           IRON DEXTRAN PRICING MODEL


      AVERAGE                   2000                       2000                 NON-EXCLUSIVE              NON-EXCLUSIVE
      SELLING              DRUG SUBSTANCE             DRUG SUBSTANCE            DRUG SUBSTANCE            DRUG SUBSTANCE
       PRICE              1-X SCALE PRICE *         2-X SCALE PRICE *         1-X SCALE PRICE *          2-X SCALE PRICE *
     (PER VIAL)              (PER KILO)                 (PER KILO)                (PER KILO)                (PER KILO)
     ----------              ----------                 ----------                ----------                ----------
         *                        *                         *                         *                          *
         *                        *                         *                         *                          *
         *                        *                         *                         *                          *
         *                        *                         *                         *                          *
         *                        *                         *                         *                          *
         *                        *                         *                         *                          *
         *                        *                         *                         *                          *
         *                        *                         *                         *                          *
         *                        *                         *                         *                          *
         *                        *                         *                         *                          *
         *                        *                         *                         *                          *
         *                        *                         *                         *                          *




* Price is subject to annual CPI adjustments [equal to annual increase in the Consumer Price Index - All Urban Consumers - (CPI-U) over the 2000 average CPI-U] beginning in the year 2001. CPI adjustments will be effective each January 1 with thirty days' prior notice.

For purposes of the Exhibit B, "1X" shall mean approximately __*__ of Drug Substance, and "2X" shall mean approximately __*__ of Drug Substance.

--------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT C

                                Shortfall Payment

The Shortfall payment shall be the weighted average bulk price for the given year multiplied first by the amount of such Shortfall in that Level and then multiplied by the applicable Margin Percentage. The applicable Margin Percentage is determined by reference to the chart below. The Shortfall in the applicable year is first applied to Level 1, until the lower range of that Level is reached; then any remaining Shortfall is applied to Level 2, and so on, until the Shortfall is fully accounted for.

                                    Minimum Bulk
                                    Purchase Requirement                        Margin
                                    (in Kilograms)                              Percentage
                                    --------------                              ----------

         Level 1                            *                                        *

         Level 2                            *                                        *

         Level 3                            *                                        *

         Level 4                            *                                        *

         Level 5                            *                                        *

         Level 6                            *                                        *

EXAMPLE: Schein purchases __*__ kg of Drug Substance in the first Contract Year. This amounts to a __*__ kg Shortfall. __*__ kg are in Level 1 (__*__ obligation less __*__ Level 1 minimum), __*__ kg are placed in Level 2, leaving a Shortfall of __*__ to be placed in Level 3. The total of all 3 Levels adds up to the amount of the Shortfall. Each Level amount is then multiplied by the price per kilogram for that Contract Year and then multiplied again by the applicable Margin Percentage for a total payment of $__*__. See chart below:

---------------- -------------- ------------ ---------- --------- --------- --------- ---------- --------- ---------

                 Minimum
                 Purchase       Actual
Year - 2000      Obligations    Purchases    Shortfall  Level 1   Level 2   Level 3   Level 4    Level 5   Level 6
---------------- -------------- ------------ ---------- --------- --------- --------- ---------- --------- ---------


---------------- -------------- ------------ ---------- --------- --------- --------- ---------- --------- ---------
                       *             *           *         *         *         *          *         *         *
Volume (kg)
---------------- -------------- ------------ ---------- --------- --------- --------- ---------- --------- ---------


---------------- -------------- ------------ ---------- --------- --------- --------- ---------- --------- ---------
                       *             *           *         *         *         *          *         *         *
Sales ($,000)
---------------- -------------- ------------ ---------- --------- --------- --------- ---------- --------- ---------


---------------- -------------- ------------ ---------- --------- --------- --------- ---------- --------- ---------
                       *             *           *         *         *         *          *         *         *
Margin
Buyout ($,000)
---------------- -------------- ------------ ---------- --------- --------- --------- ---------- --------- ---------


--------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

In no event shall the applicable Margin Percentage at an applicable Level or Levels exceed CAPD's actual margin for its Drug Substance in that year at such applicable Level or Levels.

                                    EXHIBIT D

I.       Documentation

1. Certificate of Manufacturing Conformance and supporting deviation reports if applicable.

2.       Interim Certificate of Analysis will be facsimiled prior to shipment.

3.       Full Certificate of Analysis in duplicate:

4. CAPD shall advise Schein of any changes to the Drug Master File for the Drug Substance which would require prior approval by the FDA.

II.      Procedures

1. Two (2) identification tags will accompany each vessel of Drug Substance. Tags will list name of product, lot number, gross, net and tare weight, CAPD Code and List Numbers, and order number.

2.       Each vessel shall be sealed in a tamper-evident manner.

3. Unpreserved bulk needs to be received at Schein within __*___ after the time of final filtration by CAPD.

4. CAPD shall provide an interim Certificate of Analysis with each batch. The Interim Certificate will contain results for __*___ .

5. The final Certificate of Analysis and Certificate of Manufacturing conformance must be received by Schein within __*___ days of final filtration by CAPD.

6. Each vessel shall be a clean depyrogenated vessel. CAPD will not alter the container/closure system without the approval of Schein.

7.       The bulk solution shall be kept between __*__ C during storage at CAPD.

--------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT E

                         Alternative Dispute Resolution

The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

      (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

      (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

      (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

      (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in Sections
            2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

      (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

      (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

      (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

      (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

      Except as expressly set forth in Sections 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

      5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

            (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

            (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

            (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

            (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

            (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

      (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

      (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in Section 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.